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                                                                   EXHIBIT 10.25

                         BANCTRUST FINANCIAL GROUP, INC.
               DIRECTOR AND EXECUTIVE OFFICER COMPENSATION SUMMARY

DIRECTOR COMPENSATION SUMMARY

         Set forth below is a summary of the compensation arrangements between BancTrust Financial Group, Inc. (the "Company") and its directors who are not full-time employees of the Company or one of its subsidiaries. Directors who are full-time employees of the Company or one of its subsidiaries receive no separate or additional compensation for their service as a director.

2005 Annual Retainer

         $10,300.00 paid annually.

Meeting Fees

         A director of the Company is paid $750.00 for each meeting of the Board of Directors he attends. For each meeting in which a director participates by teleconference, a director receives $375.00

         Certain of our directors serve on the boards of our subsidiary banks and trust company. The meeting fees for each of those boards are as follows:

         BankTrust (Alabama), referred to as the "Mobile Bank," pays $500.00 for each board meeting attended and $250.00 for each board meeting in which a director participates by teleconference.

         BankTrust of Alabama, referred to as the "Eufaula Bank," pays $200.00 for each board meeting attended, whether in person or by teleconference. The Eufaula Bank pays each board member a $2,000.00 annual retainer.

         BankTrust (Florida), referred to as the "Florida Bank," pays $200.00 for each board meeting attended, whether in person or by teleconference. The Florida Bank pays each board member a $3,200.00 annual retainer.

         BancTrust Company, Inc., referred to as the "Trust Company," pays $300.00 for each board meeting attended and $150.00 for each board meeting in which a director participates by teleconference.



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Committee Meeting Fees

         Members of the Company's board committees are paid $400.00 for each committee meeting attended and $200.00 for committee meetings in which the director participates by teleconference. Additional fees have at times been paid to committee members for multi-day meetings and the consideration of extraordinary transactions that require considerably more meeting or preparation time than what is usually expected.

         Directors of our subsidiaries are paid fees as follows for the attendance of committee meetings:

         The Mobile Bank pays its committee members $300.00 for each committee meeting attended and $150.00 for each committee meeting in which the director participates by teleconference.

         The Eufaula Bank pays its committee members $50.00 per meeting attended, except for audit committee members and advisory board members who are paid $100.00 for each committee meeting attended, whether in person or by teleconference.

         The Florida Bank pays its committee members $100.00 for each committee meeting attended, whether in person or by teleconference.

         The Trust Company does not pay its directors for committee meetings.

Deferred Compensation

         A director of the Company may direct that the payment of all or any portion of the cash compensation that would otherwise be payable to him or her be credited to an account that will acquire, or be "deemed" to be an investment in, the Company's common stock. The director may elect to receive a distribution of shares held for the director when his or her service on the Board terminates in a lump sum or in a series of annual or quarterly installments over five (5) years. Dividends paid on the shares held in this plan are accumulated and reinvested in BancTrust common stock.

Equity Incentives

         Each director is eligible to participate in the Company's 2001 Incentive Compensation Plan. No options or equity awards, other than as described elsewhere herein, have been awarded to directors, under the 2001 Incentive Compensation Plan or otherwise, in 2005.

2005 Stock Grant

         In January 2005, each director serving at the end of 2004, in recognition of the accomplishments made in 2004, particularly the successful integration of CommerceSouth, Inc., was granted 500 shares of the Company's common stock.



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EXECUTIVE OFFICER COMPENSATION SUMMARY

Salary

         The following base salaries have been approved for payment to those persons who are serving as the Company's executive officers for 2005.

NAME                                                        TITLE                                    SALARY
W. Bibb Lamar, Jr.                  President and Chief Executive Officer of the Company;           $304,500
                                    Chief Executive Officer and Chairman of the Mobile
                                    Bank.

Michael D. Fitzhugh                 Executive Vice President of the Company; President              $168,000
                                    and Chief Operating Officer of the Mobile Bank.

F. Michael Johnson                  Chief Financial Officer, Executive Vice President and           $162,750
                                    Secretary of the Company; Executive Vice President
                                    and Cashier of the Mobile Bank.

Bruce C. Finley, Jr.                Senior Lending Officer of the Company;  Executive               $126,000
                                    Vice President of the Mobile Bank.

         Caulie T. Knowles, III, was an executive officer of the Company at the beginning of 2005, and was a named executive officer of the Company in its 2005 Proxy Statement; however, Mr. Knowles resigned all of his positions with the Company and its subsidiaries, except his position as a director of the Florida Bank, effective June 1, 2005. His salary was set at $172,000 for 2005.

Bonus

         Each executive officer is also eligible to participate in the Company's cash bonus plan. Any bonus earned is typically determined and paid in the first quarter of the year following the year in which the bonus is earned. Annual cash awards are based on a percentage of base salary. At the beginning of the year, the incentive level of participation is established as a percent of salary for each participant, and individual performance objectives are set. Weights and ranges are set that support the Company's strategy, operating plans, and/or job assignment. There is no guarantee of a payout, or of a minimum payout. Performance below threshold on a particular objective earns no payout for that objective. Also, circuit breakers in the plan can cause incentive payouts to be cancelled. Circuit breakers are set annually and may vary from officer to officer. Circuit breakers have historically related to such factors as regulatory ratings, credit quality and performance ratios. Failure to meet a circuit breaker threshold results in no payout. The Board has final discretion as to what, if any, payments are made.



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         In January 2005, the Company awarded bonuses to its executive officers for 2004 as follows:

      NAME                                          BONUS
      W. Bibb Lamar, Jr.                           $126,672

      Michael D. Fitzhugh                          $ 41,016

      F. Michael Johnson                           $ 48,639

      Bruce C. Finley, Jr.                         $ 30,580

      Caulie T. Knowles, III                       $ 64,893


Perquisites

         We furnish each of Messrs. Lamar, Fitzhugh, Johnson and Finley with an automobile, and we pay country club and other club dues and related expenses for each of them. The aggregate amount of this compensation annually has never exceeded the lesser of $50,000 or 10% of total annual salary and bonus for any executive officer.

Equity Based Incentives

         The Company's executive officers are eligible to participate in the Company's 2001 Incentive Compensation Plan. The Company is working with a compensation consultant on a long-term incentive plan to tie equity compensation to the achievement of specific individual and Company goals. That plan has not yet been implemented; however, in January of 2005, the Company's board of directors approved restricted stock awards under the 2001 Incentive Compensation Plan to its executive officers as follows:

        NAME                                        NUMBER OF SHARES AWARDED
        W. Bibb Lamar, Jr.                                   6,000

        Michael D. Fitzhugh                                  3,000

        F. Michael Johnson                                   3,000

        Bruce C. Finley, Jr.                                 1,000



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         These awards were evidenced by agreements providing that if a grantee terminates employment for any reason other than death, disability or retirement prior to January 19, 2008, the restricted shares would be forfeited. In the event of death, disability or retirement during the restricted period, a prorated portion of the shares would be forfeited, based on the number of months elapsing from January 19, 2005 until the event and the total restriction period of 36 months. Mr. Knowles was awarded 3,000 shares of restricted stock, which were forfeited upon his resignation.

         At its July 2005 meeting, our Board of Directors approved the grant of up to 34,000 shares of restricted stock under our 2001 Incentive Compensation Plan. This grant will be made in January of 2006 if certain performance goals for net income in 2005 are met. Mr. Lamar is eligible to receive up to 8,000 shares, assuming the performance goals are met, and the balance of the shares will be apportioned among other officers, including Mr. Fitzhugh and Mr. Johnson, in a manner to be determined by the board based on Mr. Lamar's recommendation. If a grantee terminates employment for any reason other than death, disability or retirement prior to December 31, 2008, the shares would be forfeited. In the event of death, disability or retirement during the restricted period, a prorated portion of the shares would be forfeited, based on the number of months elapsing from January 1, 2006 until the event and the 36 month restricted period. In the event of a change in control of the Company, all restrictions would lapse.


Change in Control Agreements

         The Mobile Bank has entered into Change in Control Compensation Agreements (the "Agreements") with Messrs. Lamar, Johnson, Fitzhugh and Finley. These Agreements provide that if Messrs. Lamar, Johnson, Fitzhugh or Finley is terminated other than for cause (as defined in the Agreements) following a change in control, or if his assigned duties or responsibilities are diminished such that they are inconsistent with his present position, he will be entitled to receive a cash payment equal to three times his average annual earnings (as defined in the Agreements) in the case of Messrs. Lamar and Johnson, one and one-half times his average annual earnings in the case of Mr. Fitzhugh and equal to his average annual earnings in the case of Mr. Finley. Certain other existing employee benefits are also available to each of Messrs. Lamar, Johnson, Fitzhugh and Finley under terms of these Agreements for a period after termination of three years for Messrs. Lamar and Johnson, eighteen months for Mr. Fitzhugh and twelve months for Mr. Finley. These Agreements automatically renew each calendar year unless terminated by the Mobile Bank at least 90 days prior to any December 31.

Benefits

         The executive officers are also eligible to participate in the Company's and its subsidiaries' broad based benefit programs generally available to employees of the Company and its subsidiaries, including the applicable retirement plans and health, disability and life insurance programs.



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Supplemental Retirement Plan

         In addition to participation in our generally available retirement plans, Messrs. Lamar and Johnson participate in the Mobile Bank's Supplemental Retirement Plan, which is designed to supplement the benefits payable under our Pension Plan for certain key employees selected by the Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment with the Mobile Bank, and the Supplemental Plan is designed to afford the participant the same pension he or she would receive under our Pension Plan if he or she had been employed by the Mobile Bank for his or her entire banking career, reduced by the benefits actually payable to him or her under our Plan and any retirement benefits payable to him or her under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.


                             ADDITIONAL INFORMATION

         The foregoing information is summary in nature. Additional information regarding the Company's compensation of its directors and its named executive officers has been included in the Company's Proxy Statement for its 2005 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 8, 2005.



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